Exhibit 10.38

Limited Interim Patent and Know-How License Agreement

This Limited Interim Patent and Know-How License Agreement (“Agreement”), dated as of July 14, 2025 (the “Effective Date”), is by and between DiamiR Biosciences Corp., a corporation incorporated in the State of Delaware, with offices located at 116 Village Boulevard, Suite 200 Princeton, New Jersey 08540 (“DiamiR”) and DiamiR, LLC, a Delaware limited liability company, with offices at 116 Village Boulevard, Suite 200, Princeton, NJ 08540 (collectively, “Licensor”), and Aptorum Therapeutics Limited (“Aptorum Therapeutics”), a Cayman Islands exempted company with limited liability with offices located at 17 Hanover Square, United Kingdom W1S 1BN, and a 100%-owned subsidiary of Aptorum (“Licensee”) (collectively, the “Parties,” or each, individually, a “Party”).

WHEREAS, Licensor develops minimally invasive microRNA tests for early detection and monitoring of brain health and other diseases;

WHEREAS, Licensor owns the entire right, title, and interest in and has the right to license to Licensee the Licensed Patents and Licensed Know-How related to its minimally invasive microRNA tests for early detection and monitoring of Alzheimer’s disease, other brain health diseases, and other disorders; and

WHEREAS, Licensee wishes to practice the Licensed Patents and Licensed Know-How in the Field of Use for a limited period of time in the Territory to begin integration of Licensor into Licensee prior to the completion and closing of a merger transaction between the Parties and Licensor (“the Merger” as defined below) and is willing to grant to Licensee a limited license to and under the Licensed Patents and Licensed Know-How on the terms and conditions set out in this Agreement;

WHEREAS, Licensor requires and Licensee agrees that if the Merger is not entered into, is terminated (by either Aptorum or Licensor), or not completed and closed before December 31, 2025, this Agreement will be terminated, the licenses granted hereunder revoked, and Licensee will be obligated to return all information and any documents Licensor provides to Licensee under this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms have the following meanings:

“Action” has the meaning set forth in Section 15.1.

“Affiliate” of a Person means any other Person that, as of the Effective Date/at any time during the Term, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” for purposes of this Agreement means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise/direct or indirect ownership of more than fifty percent (50%) of the voting securities of a Person, and “controlled by” and “under common control with” have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Aptorum” means Aptorum Group Limited, a Cayman Islands exempted company with limited liability with registration number 245310.

“Auditor” has the meaning set forth in Section 7.2(a).

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, NY are authorized or required by Law to be closed for business.

“Change of Control” means with respect to a Person: (a) an acquisition, reorganization, merger, or consolidation of such Person by or with any other Person in which the holders of the voting securities of such Person outstanding immediately before such transaction cease to beneficially own at least fifty percent (50%) of the combined voting power of the surviving entity, directly or indirectly, immediately after such transaction; (b) a transaction or series of related transactions in which any other Person, together with its Affiliates (if applicable), becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Person; or (c) the sale or other transfer to any other Person of all or substantially all of such Person’s assets.

“Confidential Information” means all non-public, confidential, or proprietary information of Licensor or its Affiliates, whether in oral, written, electronic, or other form or media, whether or not such information is marked, designated, or otherwise identified as “confidential” and any information that, due to the nature of its subject matter or circumstances surrounding its disclosure, would reasonably be understood to be confidential or proprietary, including, specifically: (a) the Licensed Know-How; (b) Licensor’s other unpatented inventions, ideas, methods, discoveries, know-how, trade secrets, unpublished patent applications, invention disclosures, invention summaries, and other confidential intellectual property; and (c) all notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations, and other materials prepared by or for Licensee or its Affiliates that contain, are based on, or otherwise reflect or are derived from any of the foregoing in whole or in part; and (d) all notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations, and other materials related to any Improvements.

Confidential Information does not include information that Licensee can demonstrate by documentation: (w) was already known to Licensee or its Affiliates without restriction on use or disclosure prior to the receipt of such information directly or indirectly from or on behalf of Licensor/Effective Date; (x) was or is independently developed by Licensee or its Affiliates without reference to or use of any Confidential Information;(y) was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, Licensee or its Affiliates; or /(z) was received by Licensee or its Affiliates from a third party who was not, at the time, under any obligation to Licensor or any other Person to maintain the confidentiality of such information.

“Effective Date” has the meaning set forth in the preamble.

“Field of Use” means the development of minimally invasive microRNA tests and platforms for early detection and monitoring of Alzheimer’s and other diseases and to facilitate drug development through biopharma services using the tests and Licensed Products.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state, national, supranational, local, or other government, whether domestic or foreign, including any subdivision, department, agency, instrumentality, authority (including any regulatory authority), commission, board, or bureau thereof, or any court, tribunal, or arbitrator.

“Improvement and Development Work” means any modification of or improvement or enhancement to any Licensed Product, Licensed Patent, or Licensed Know-How and any development work that Licensee performs in the Field during the Term using the Licensed Patents or Licensed Know-How.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

“License Fees” has the meaning set forth in Section 5.2.

“Licensed Know-How” means any and all technical information, trade secrets, formulas, prototypes, specifications, directions, instructions, test protocols, procedures, results, studies, analyses, raw material sources, data, manufacturing data, formulation or production technology, conceptions, ideas, innovations, discoveries, inventions, processes, methods, materials, machines, devices, formulae, equipment, enhancements, modifications, technological developments, techniques, systems, tools, designs, drawings, plans, software, documentation, data, programs, and other knowledge, information, skills, and materials owned or controlled by Licensor pertaining to the Licensed Patents and useful in the Field of Use.

“Licensed Patent(s)” means the patents and patent applications listed in Schedule 1 together with all patents that issue therefrom and all continuations, continuations-in-part, divisionals, extensions, substitutions, reissues, re-examinations, and renewals of any of the foregoing that are filed or issued within one years after the Effective Date.

“Licensed Patent Challenge” has the meaning set forth in Section 9.

“Licensed Product(s)” means any products, the manufacture, use, offer for sale, sale, or importation of which by Licensee would, but for this Agreement, infringe a Valid Claim and/or (b)that incorporate or use any element of the Licensed Know-How in its design or manufacture.

“Licensee” has the meaning set forth in the preamble.

“Licensor” has the meaning set forth in the preamble.

“Losses” means all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder, and the cost of pursuing any insurance providers.

“Merger” means Agreement and Plan of Merger made and entered into as of July ___, 2025 by and among Aptorum, which shall transfer to and domesticate as a Delaware corporation before closing of the Merger, and DiamiR and the transactions contemplated therein.

“Party” has the meaning set forth in the preamble.

“Person(s)” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Representatives” means a Party’s and its Affiliates’ employees, officers, directors, consultants, and legal advisors.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity that is controlled by such Person, and “control” has the meaning given to it in the definition of “Affiliate.”

“Term” has the meaning set forth in Section 17.1.

“Territory” means worldwide.

“Upfront Payment” has the meaning set forth in Section 6.1.

“Valid Claim” means, on a country-by-country basis, a claim of an unexpired issued or granted Licensed Patent as long as the claim has not been admitted by Licensor or otherwise caused to be invalid or unenforceable through reissue, disclaimer, or otherwise, or held invalid or unenforceable by a Governmental Authority of competent jurisdiction from whose judgment no appeal is allowed or timely taken.

2. Grant.

2.1 Patent and Know-How License. Subject to the terms and conditions of this Agreement and expressly conditioned on Licensee’s timely payment of the Upfront Payment, Licensor, on behalf of itself and its Affiliates/Subsidiaries, hereby grants to Licensee and its Affiliates during the Term a nontransferable, nonsublicensable, non-exclusive right and license under the Licensed Patents and Licensed Know-How to continue Licensor’s research and development in the Field of Use for research purposes in the Territory; provided, however, that the right and license granted in this Section 2.1 is expressly limited to research and development activities with Licensor.

2.2 Licensor Reservation of Rights. Licensor reserves the right to make, use, offer to sell and sell, and import products in the Field of Use in the Territory. Licensee takes such licenses subject to any rights granted to third parties established by agreements entered by Licensor before the Effective Date and all renewals and extensions thereof.

2.3 Limited Grant. Except for the rights and licenses granted by Licensor under this Section 2, this Agreement does not grant to Licensee or any of its Affiliates or any other Person any right, title, or interest by implication, estoppel, or otherwise. Without limiting the foregoing, nothing in this Agreement grants by implication, estoppel, or otherwise, any right, title, or interest in, or under any patents owned or controlled by Licensor or any of its Affiliates other than Licensed Patents. All rights, titles, and interests not specifically and expressly granted by Licensor hereunder are hereby reserved.

3. Transfer of Licensed Know-How. Promptly after the Effective Date and Licensee’s payment of the Upfront Payment in accordance with Section 5.1, Licensor shall disclose the Licensed Know-How to Licensee in such form and media as may be reasonably requested by Licensee. For the avoidance of doubt, all Licensed Know-How disclosed to Licensee hereunder is the Confidential Information of Licensor and subject to the confidentiality and non-disclosure obligations under Section 9, and Licensee’s use of any documentation, materials, or other information concerning the Licensed Know-How provided under this Section 3 is subject to the terms and conditions of this Agreement, including the scope of the license granted under Section 2. Upon Licensee’s reasonable request during the Term, Licensor shall make available one or more of its technical personnel to provide Licensee with reasonable technical assistance concerning the Licensed Know-How applicable to the Licensed Products in the Field of Use. Licensee shall track and store any documentation, materials, or other information Licensor provides to Licensee concerning the Licensed Know-How so that they are returned to Licensee and des all copies destroyed and certified to be destroyed in the event this Agreement expires or terminates.

4. Licensee Improvements and Development Work. During the Term, Licensee agrees to assign and hereby assigns to Licensor all right, title, and interest in and to any trade secret, patent, copyright, or trademark rights related to Improvements to all Licensed Patents and Licensed Know-How, including any development work Licensee conducts under the terms of the License during the Term. Licensee shall disclose any Improvement and Development Work to Licensor in writing within seven (7) Business Days after its conception or acquisition. Licensee’s notice must include a summary of the subject matter to be claimed in any Improvement patent application/copy of its Improvement patent application and Licensee agrees to cooperate in the disclosure of Improvements and in connection with the filing and prosecution of any patent, copyright, trademark, applications directed to any Improvements, including executing any confirmatory assignments that Licensor requests Licensee to execute.

5. License Fees

5.1 Upfront Payment. In consideration of its license to the Licensed Patents and Licensed Know-How under this Agreement, Licensee shall pay to Licensor, concurrently with the execution of this Agreement, an initial payment $5,000 (the “Upfront Payment”) by wire transfer to a bank account to be designated in writing by Licensor. The Upfront Payment is a deposit and is not refundable in the event of termination or expiration of this Agreement if the Merger is not completed and closed by December 31, 2025, provided Licensee has complied with all its obligations under this Agreement.

5.2 License Fees. In consideration of the rights and licenses granted under this Agreement, Licensee shall pay to Licensor a monthly fee of $1,200 (“License Fees”).

5.3 Taxes. License Fees and other sums payable under this Agreement are exclusive of taxes. Licensee will be responsible for all sales, use, excise, and value added taxes, and any other similar taxes, duties, and charges of any kind imposed by any federal, state, or local Governmental Authority on any amounts payable by Licensee hereunder, other than any taxes imposed on, or with respect to, Licensor’s income, revenues, gross receipts, personnel, or real or personal property, or other assets, and shall pay all such royalties and other sums payable hereunder free and clear of all deductions and withholdings whatsoever, unless the deduction or withholding is required by law. If any deduction or withholding is required by law, Licensee shall pay to Licensor such sum as will, after the deduction or withholding has been made, leave Licensor with the same amount as it would have been entitled to receive without any such requirement to make a deduction or withholding.

5.4 Payment Terms. Licensee shall pay all License Fees payable under this Agreement for each month within five (5) Business Days after the end of the month. Licensee shall make all payments in US dollars by wire transfer of immediately available funds to a bank account to be designated in writing by Licensor.

6. Records and Audit.

6.1 Records. Licensee shall keep complete and accurate records of documents and information received under the Agreement, development work, and Improvements made hereunder. Licensee shall maintain such records for the longer of: (a) the period of time required by applicable Law, or (b) six years following expiration or termination of this Agreement.

6.2 Audit.

(a) Licensor, at its own expense, may at any time, nominate an independent auditor (“Auditor”) whom Licensee shall permit to have access to Licensee’s records during Licensee’s normal business hours for the purpose of verifying all compliance with all terms under this Agreement.

(b) Licensor shall provide to Licensee a copy of the Auditor’s audit report within seven (7) Business Days of Licensor’s receipt of the report. If the report shows and deficiencies, Licensee shall rectify such deficiencies within seven (7) Business Days after Licensee’s receipt of the audit report. If there are any deficiencies found, Licensee shall pay for the cost of the audit.

7. Patent Prosecution and Maintenance. For each patent and patent application included within the Licensed Patents, Licensor will be solely responsible for, and make all decisions concerning, the preparation, filing, prosecution, and maintenance thereof. Licensee shall reimburse Licensor for all reasonable expenses incurred by Licensor in connection with the maintenance and prosecution of the Licensed Patents after the Effective Date. Licensee shall pay these expenses within seven (7) Business Days of Licensee’s receipt of Licensor’s invoice and these payments will be non-refundable and non-creditable against any other payments made under this Agreement.

8. Challenges to Licensed Patents. If, during the Term, Licensee or any of its Affiliates institutes or actively participates as an adverse party in, or otherwise provides material support to, any action, suit, or other proceeding in the Territory to invalidate or limit the scope of any Licensed Patent claim or obtain a ruling that any Licensed Patent claim is unenforceable or not patentable or that any Licensed Products would not, but for the licenses granted hereunder, infringe one or more claims of any Licensed Patent (“Licensed Patent Challenge”), Licensor may immediately terminate this Agreement with notice to Licensee and with no opportunity for Licensee to cure. During the Term and after the expiration or termination of this Agreement, neither Licensee nor any of its Affiliates shall institute or actively participate as an adverse party in, or otherwise provide material support to a Licensed Patent Challenge. Licensee shall also provide to Licensor a complete written disclosure of each basis then known to Licensee or any Licensee Affiliate for the Licensed Patent Challenge and a copy of any document or publication that Licensee or any Licensee Affiliate may use in connection with the Licensed Patent Challenge. Licensee’s failure to comply with this provision will constitute a material breach of this Agreement. If a claim of a Licensed Patent is adjudged to be not invalid by a Governmental Authority of competent jurisdiction from whose judgment no appeal is allowed or timely taken, Licensor will be entitled to damages and reasonable attorneys’ fees.

9. Confidentiality.

9.1 Confidentiality Obligations. Licensee (the “Receiving Party”) acknowledges that in connection with this Agreement it will gain access to Confidential Information of Licensor (the “Disclosing Party”). As a condition to being provided with Confidential Information, the Receiving Party shall, during the Term and thereafter:

(a) not use Licensor’s Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and

(b) maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 9.2, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who:

(i) have a need to know the Confidential Information for purposes of the Receiving Party’s performance, or exercise of its rights concerning the Confidential Information, under this Agreement;

(ii) have been apprised of this restriction; and

(iii) are themselves bound by written nondisclosure agreements at least as restrictive as those set forth in this Section 9.1, provided further that the Receiving Party will be responsible for ensuring its Representatives’ compliance with, and will be liable for any breach by its Representatives of, this Section 9.1.

The Receiving Party shall use reasonable care, at least as protective as the efforts it uses for its own confidential information, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby.

9.2 Exceptions. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall:

(a) provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under Section 9; and

(b) disclose only the portion of Confidential Information that it is legally required to furnish.

If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance, the Receiving Party shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

10. Representations and Warranties.

10.1 Mutual Representations and Warranties. Each Party represents and warrants to the other party that as of the Effective Date:

(a) it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(b) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party; and

(d) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

10.2 Licensee Representation and Warranties. Licensee represents and warrants that it has not received any notice or threat of any claim, suit, action, or proceeding, and has no knowledge or reason to know of any information, that could: (a) invalidate or render unenforceable any claim of any Licensed Patent; (b) prove that the Licensed Products are not covered by any claim of any Licensed Patent; or (c) cause any claim of any Licensed Patent to fail to issue or be materially limited or restricted as compared with its currently pending scope.

10.3 Licensor Representations and Warranties. Licensor represents and warrants that, to Licensor’s knowledge: (a) Licensor is the owner of the entire right, title, and interest in and to the Licensed Patents and Licensed Know-How; and(b) Licensor has not granted to any third party any licenses or other rights under the Licensed Patents and Licensed Know-How that are in conflict with the terms and conditions of this Agreement. For purposes of this Section 10.3, “Licensor’s knowledge” means the good faith understanding of the facts and information in the possession of Licensor’s officers as of the Effective Date, but without any duty to conduct any investigation with respect to such facts and information.

10.4 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 10.3, LICENSOR DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, CONCERNING THE VALIDITY, ENFORCEABILITY, AND SCOPE OF THE LICENSED PATENTS, THE ACCURACY, COMPLETENESS, SAFETY, USEFULNESS FOR ANY PURPOSE, OR LIKELIHOOD OF SUCCESS (COMMERCIAL, REGULATORY OR OTHER) OF THE LICENSED PRODUCTS, LICENSED KNOW-HOW, AND ANY OTHER TECHNICAL INFORMATION, TECHNIQUES, MATERIALS, METHODS, PRODUCTS, PROCESSES, OR PRACTICES AT ANY TIME MADE AVAILABLE BY LICENSOR, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE, OR TRADE PRACTICE. WITHOUT LIMITATION TO THE FOREGOING, LICENSOR WILL HAVE NO LIABILITY WHATSOEVER TO LICENSEE OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED ON LICENSEE OR ANY OTHER PERSON, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM (A) THE MANUFACTURE, USE, OFFER FOR SALE, SALE, OR IMPORT OF A LICENSED PRODUCT, OR THE PRACTICE OF THE LICENSED PATENTS; (B) THE USE OF OR ANY ERRORS OF OMISSIONS IN ANY KNOW-HOW, TECHNICAL INFORMATION, TECHNIQUES, OR PRACTICES DISCLOSED BY LICENSOR; OR (C) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES CONCERNING ANY OF THE FOREGOING.

11. Exclusion of Consequential and Other Indirect Damages. TO THE FULLEST EXTENT PERMITTED BY LAW, LICENSOR WILL NOT BE LIABLE TO LICENSEE OR ANY OTHER PERSON FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS, PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS, OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE OR THE PARTY AGAINST WHOM SUCH LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

12. Indemnification.

12.1 Licensee Indemnification. Licensee shall indemnify, defend, and hold harmless Licensor and its Affiliates, and each of Licensor’s and its Affiliates’ respective officers, directors, employees, agents, successors, and assigns against all Losses arising out of or resulting from any third party claim, suit, action, or other proceeding related to or arising out of or resulting from (a) Licensee’s breach of any representation, warranty, covenant, or obligation under this Agreement, or (b) use by Licensee or its Affiliates of Licensed Patents or Licensed Know-How, or (c) any use, by Licensee of Licensed Products or any other products made by use of Licensed Patents or Licensed Know-How (each an “Action”).

12.2 Indemnification Procedure. Licensor shall notify Licensee in writing of any Action and cooperate with Licensee at Licensee’s sole cost and expense. Subject to Section 12.2, Licensee shall immediately take control of the defense and investigation of the Action and shall employ counsel of its choice to handle and defend the Action, at Licensee’s sole cost and expense. Licensee shall not settle any Action in a manner that adversely affects the rights of Licensor or its Affiliates without Licensor’s prior written consent. Licensor’s or its Affiliates’ failure to perform any obligations under this Section 12.2 will not relieve Licensee of its obligation under Section 12 except to the extent Licensee can demonstrate that it has been materially prejudiced as a result of the failure. Licensor and its Affiliates may participate in and observe the proceedings at their own cost and expense with counsel of their own choosing.

13. Term and Termination.

13.1 Term. This Agreement is effective as of the Effective Date and, unless terminated earlier in accordance with Section 13.2. The Agreement will continue in full force and effect for until the earliest of (i) December 31, 2025, (ii) the closing of the Merger or (iii) the termination of the Merger(by either Aptorum or Licensor) (the “Term”).

13.2 Termination for Cause. Licensor may terminate this Agreement immediately by giving written notice to Licensee if:

(a) Licensee breaches this Agreement (other than through a failure to pay any amounts due under this Agreement) and, if such breach is curable, fails to cure such breach within five (5) Business Days of Licensor’s written notice of such breach;

(b) Licensee or Aptorum: (i) is dissolved or liquidated or takes any corporate action for such purpose; (ii) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (iii) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; (iv) makes or seeks to make a general assignment for the benefit of creditors; or (v) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; or

(c) Licensee or Aptorum undergoes a Change of Control, other than in connection with Merger.

13.3 Effect of Termination. Within five (5) Business Days after termination or expiration of this Agreement, Licensee shall: (i) make any payments due Licensor immediately; (ii) immediately cease all activities concerning, including all practice and use of, the Licensed Patents and Licensed Know-How: (A) return to Licensor all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on Licensor’s Confidential Information; (B) permanently erase such Confidential Information from its computer systems; and (C) certify in writing to Licensor that it has complied with the requirements of this Section 13.3.

13.4 Survival. The rights and obligations of the Parties set forth in this Section 13.4 and Section 1 (Definitions), Section 6 (Records and Audit), Section 8 (Challenges to Licensed Patents), Section 9 (Confidentiality), Section 10 (Representations and Warranties), Section 12 (Indemnification), Section 13.3 (Effect of Termination), and Section 14 (Miscellaneous), and any right, obligation, or required performance of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

14. Miscellaneous.

14.1 Force Majeure. Licensor will not be in default by reason of any failure or delay in the performance of its obligations hereunder where such failure or delay is due to any circumstance or cause beyond its reasonable control, including strikes, labor disputes, civil disturbances, riot, rebellion, invasion, epidemic, hostilities, war, terrorist attack, embargo, natural disaster, acts of God, flood, fire, sabotage, fluctuations or non-availability of electrical power, heat, light, air conditioning.

14.2 Further Assurances. Each Party shall, and shall cause their respective Affiliates to, upon the reasonable request, and at the sole cost and expense, of the other party, promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement.

14.3 Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither Party has authority to contract for or bind the other party in any manner whatsoever.

14.4 No Public Statements. Neither Party may issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement or, unless expressly permitted under this Agreement, otherwise use the other party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the prior written consent of the other party.

14.5 Notices. Each Party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement in writing and addressed to the applicable Party as set out below (or as the recipient otherwise specifies in accordance with this Section). Notices and other communications sent in accordance with this Section will be deemed to have been validly given and effective: (a) when delivered by hand (with written confirmation of receipt); (b) when delivered if sent by a nationally recognized same-day or overnight courier (with all fees prepaid); (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

If to Licensor:	DiamiR Biosciences Corp.
Attn: Alidad Mireskandari, CEO
116 Village Boulevard, Suite 200
Princeton, New Jersey 08540
Email:

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attention: Jonathan Deblinger, Esq.
Telephone No.: [*]
Email: [*]

If to Licensee:	Aptorum Therapeutics Limited
Attn: Ian Huen, CEO
17 Hanover Square
United Kingdom W1S 1BN
Email: [*]

with a copy to:
Hunter Taubman Fischer & Li LLC
950 Third Ave., 19th Floor
New York, NY 10022
Email: [*]
Attention: Louis Taubman

14.6 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Schedules refer to the Sections of and Schedules attached to this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

14.7 Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

14.8 Entire Agreement. This Agreement, together with all Schedules and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any Schedule or other document, the following order of precedence will govern: (a) first, this Agreement, excluding its Schedules; (b) second, the Schedules to this Agreement as of the Effective Date; and (c) third, any other documents incorporated herein by reference.

14.9 Assignment. Licensee shall not assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law, or otherwise, without Licensors prior written consent, which consent Licensor may withhold in its sole discretion. No delegation or other transfer will relieve Licensee of any of its obligations or performance under this Agreement. Any purported assignment, delegation, or transfer in violation of this Section 14.9 is void. Licensor may freely assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance, under this Agreement without Licensee’s consent. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns.

14.10 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

14.11 Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

14.12 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

14.13 Governing Law; Submission to Jurisdiction.

(a) This Agreement and all related documents, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of New York, United States of America, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

(b) Any action, suit, or other proceeding arising out of or related to this Agreement, the licenses granted hereunder, or the validity or enforceability or scope of any Licensed Patent claim, or any Licensed Patent Challenge, or Licensee’s obligations concerning the Licensed Know-How must be instituted exclusively in the federal courts of the United States or the courts of the State of New York in each case located in the city of New York and County of New York. Each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such Party’s address set forth herein will be effective service of process for any action, suit, or other proceeding brought in any such court.

14.14 Waiver of Jury Trial. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury for any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

14.15 Equitable Relief. Licensee acknowledges that a breach of this Agreement may cause Licensor irreparable harm, for which an award of damages would not be adequate compensation and, in the event of such a breach or threatened breach, Licensor will be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and Licensee hereby waives any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies are not exclusive but are in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

14.16 Attorneys’ Fees. In the event that any action, suit, or other legal or administrative proceeding is instituted or commenced by either Party against the other Party arising out of or related to this Agreement, the prevailing Party will be entitled to recover its reasonable attorneys’ fees and court costs from the non-prevailing Party.

14.17 Counterparts; Electronic Signatures This Agreement may be executed in counterparts, including by delivery of an executed signature page in .pdf format or any electronic signature complying with the Electronic Signatures in Global and National Commerce Act (E-SIGN), each of which will be deemed an original, and all of which together will constitute one and the same agreement. Counterparts delivered by email or other electronic transmission (including an electronic signature) will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DIAMIR BIOSCIENCES CORP.

By	/s/ Alidad Mireskandari
Name:	Alidad Mireskandari
Title:	Chief Executive Officer

DIAMIR, LLC

By	/s/ Alidad Mireskandari
Name:	Alidad Mireskandari
Title:	Chief Executive Officer

APTORUM THERAPEUTICS LIMITED

By	/s/ Ian Huen
Name:	Ian Huen
Title:	Chief Executive Officer

APTORUM GROUP LIMITED

By	/s/ Ian Huen
Name:	Ian Huen
Title:	Chief Executive Officer

Schedule 1

LICENSED PATENTS

[Enclosed].